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                       Nuveen Exchange-Traded Index Trust

                        Plan of Distribution and Service
                             Pursuant to Rule 12b-1

     Whereas, Nuveen Exchange-Traded Index Trust, a Massachusetts business trust (the "Trust"), engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "Act");

     Whereas, the Trust is authorized to and may or does issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets (each series together with all other such series subsequently established by the Trust being referred to herein individually as a "Fund" and collectively as the "Funds");

     Whereas, the Trust has outstanding the Funds set forth on Exhibit A;

     Whereas, the Trust employs Nuveen Investments (the "Distributor") as distributor of the shares of each Fund (the "Shares");

     Whereas, the Trust desires to adopt a Plan of Distribution and Service pursuant to Rule 12b-1 under the Act ("Rule 12b-1"), and the Board of Trustees of each Trust has determined that there is a reasonable likelihood that adoption of this Plan of Distribution and Service will benefit each Fund and its shareholders;

     Now, Therefore, each Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan of Distribution and Service (the "Plan") in accordance with Rule 12b-1, on the following terms and conditions:

 1. (a) The Fund is authorized to compensate the Distributor for services performed and expenses incurred by the Distributor in connection with the distribution of Shares and the servicing of accounts holding such Shares. However, no payments will be made under this Plan through February 28, 2003, and for any additional term as may be specified from time to time in the applicable prospectus for a Fund.

     (b) The amount of such compensation paid during any one year shall consist of a Service Fee not to exceed .25% of average daily net assets of the Fund.

     (c) The Distributor shall pay any Service Fees it receives under the Plan to a particular underwriter, dealer, broker, bank or similar entity ("Dealer", which may include the Distributor) to compensate such Dealer for marketing the Fund's shares or for providing services to shareholders relating to their investment.

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     (d)  Services for which such Dealers may receive Service Fee payments include any or all of the following: maintaining account records for shareholders who beneficially own Shares; answering inquiries relating to the shareholders' accounts, the policies of the Fund and the performance of their investment; producing and disseminating shareholder communications or servicing materials; the ordinary or capital expenses, such as equipment, rent, fixtures, salaries, bonuses, reporting and recordkeeping and third party consultancy or similar expenses, relating to any activity for which payment is authorized by the Board; and the financing of any other activity for which payment is authorized by the Board.

     2. This Plan shall not take effect until the Plan, together with any related agreement(s), has been approved with respect to the affected Fund by votes of a majority of both (a) the Board of Trustees of the Trust, and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related Agreement(s).

     3. This Plan shall remain in effect until August 1, 2002, and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2.

     4. The Distributor shall provide to the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of marketing and service-related activities, Service Fees, and the purposes for which such activities were performed and expenses incurred.

     5. This Plan may be terminated as to a given Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority (as defined in the Act) of the outstanding voting Shares of the applicable Fund.

     6. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

     7. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 4 hereof, for a period of not less than six years from the date of the Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

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                                   Exhibit A
           to Plan of Distribution and Service Pursuant to Rule 12b-1


Nuveen Exchange-Traded Index Trust:

     Nuveen America's Fastest Growing Companies Index Fund
     Nuveen 1 Year FITRs Index Fund
     Nuveen 2 Year FITRs Index Fund
     Nuveen 5 Year FITRs Index Fund
     Nuveen 10 Year FITRs Index Fund


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